EXHIBIT 15

August 5, 2019

US Ecology, Inc.

101 S. Capitol Blvd. Suite #1000

Boise, Idaho 83702

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of US Ecology, Inc. and subsidiaries for the three-month and nine-month periods ended June 30, 2019 and 2018, as indicated in our report dated August 5, 2019; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, is incorporated by reference in Registration Statement Nos. 333-157529, 333-68868, 333-93105, 333-140419, 333-69863 and 333-207811 on Form S-8, Registration Statement No. 333-211807 on Form S-3, and Registration Statement No. 333-187003 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boise, Idaho